Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED
5-YEAR REVOLVING CREDIT AGREEMENT

dated as of January 28, 2022

among

NUSTAR LOGISTICS, L.P.,

NUSTAR ENERGY L.P.,

The Lenders Party Hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

TRUIST BANK,
MIZUHO BANK, LTD.,
PNC BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

and

MUFG BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION,
THE BANK OF NOVA SCOTIA,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
BANK OF AMERICA, N.A.
as Co-Documentation Agents

Joint Bookrunners and Joint Lead Arrangers
WELLS FARGO SECURITIES, LLC, TRUIST SECURITIES, INC.,
MIZUHO BANK, LTD., PNC CAPITAL MARKETS LLC, MUFG BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION, TD SECURITIES (USA) LLC, THE BANK OF NOVA SCOTIA AND BANK OF AMERICA SECURITIES, INC.

i

ii

iii

SCHEDULES:

Schedule 2.01	– Commitments
Schedule 2.04	– LC Issuance Limit
Schedule 3.06	– Disclosed Matters
Schedule 3.12	– Subsidiaries
Schedule 6.07	– Affiliate Agreements
Schedule 6.08	– Existing Restrictions

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– [Reserved]
Exhibit C-1	– [Reserved]
Exhibit C-2	– [Reserved]
Exhibit D	– Form of Subsidiary Guaranty Agreement
Exhibit E-1	– U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	– U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	– U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	– U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	– Form of Available Cash Netting Amount/Specified Redemption Indebtedness Report

SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT dated as of January 28, 2022, among NUSTAR LOGISTICS, L.P., a Delaware limited partnership, NUSTAR ENERGY L.P., a Delaware limited partnership, the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, TRUIST BANK, MIZUHO BANK, LTD. and PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, MUFG BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF NOVA SCOTIA, THE TORONTO-DOMINION BANK, NEW YORK BRANCH and BANK OF AMERICA, N.A., as Co-Documentation Agents.

RECITALS

A.
The Borrower, the MLP, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Prior Administrative Agent”), entered into that certain Amended and Restated 5-Year Revolving Credit Agreement, dated as of October 29, 2014 (as heretofore amended, modified or supplemented through the Tenth Amendment, the “Existing Credit Agreement”).

B.
The Borrower, the MLP, certain lenders party thereto, the Prior Administrative Agent, Wells Fargo Bank, National Association, as the successor Administrative Agent, and the other parties thereto entered into that certain Tenth Amendment to Amended and Restated 5-Year Revolving Credit Agreement, dated as of the date hereof (the “Tenth Amendment”) pursuant to which, inter alia, the Prior Administrative Agent resigned as administrative Agent and Wells Fargo Bank, National Association was appointed as Administrative Agent.

C.	The Borrower has requested that the Lenders, and the Lenders have agreed to, amend and restate the Existing Credit Agreement, subject to the terms and conditions of this Agreement.

D.	In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Term SOFR” means, for any Interest Period, the rate per annum equal to (a) Term SOFR for such Interest Period plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.  Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Wells Fargo Bank, National Association through which Wells Fargo Bank, National Association shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to it in Section 10.01(d).

“Agreement” means this Second Amended and Restated 5-Year Revolving Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0% (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively.  Notwithstanding the foregoing, in no event shall the Alternate Base Rate be less than 1.00%.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the MLP, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or SOFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Adjusted Term SOFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and/or S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	ABR Spread	Adjusted Term SOFR Spread	Commitment Fee Rate
Tier 1 Greater than or equal to BBB or Baa2	0.35%	1.35%	0.250%
Tier 2 BBB- or Baa3	0.60%	1.60%	0.275%
Tier 3 BB+ or Ba1	0.85%	1.85%	0.350%
Tier 4 BB or Ba2	1.25%	2.25%	0.450%
Tier 5 BB- or Ba3	1.50%	2.50%	0.500%
Tier 6 B+ or B1 or lower	1.75%	2.75%	0.550%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (after having established such a rating and other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Tier 6; (ii) if both Moody’s and S&P have established a rating for the Index Debt and such ratings established or deemed to have been established by Moody’s and S&P shall fall within different Tiers, then the Applicable Rate shall be based on the higher of the two ratings, unless one of the two ratings is two or more Tiers lower than the other, in which case the Applicable Rate shall be determined by reference to the Tier next below that of the higher of the two ratings and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Arrangers” means the collective reference to each joint bookrunner and each joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Cash Netting Amount” means, as of the last day of any Rolling Period, the aggregate amount of Unrestricted Cash as of such date that is held in accounts of the Borrower maintained with one or more Lenders (or, during the period from and including the Effective Date through but excluding August 1, 2022 (or such later date as the Administrative Agent may reasonably determine in its discretion), JPMorgan Chase Bank, N.A)  in excess of $25,000,000, but only to the extent that the Borrower, on such date, specifically intends to use such excess Unrestricted Cash to Redeem, during the period from and including the last day of such Rolling Period to but excluding the date that is 365 days thereafter (such period, when used in reference to Specified Redemption Indebtedness applicable to any Available Cash Netting Amount, the “Specified Redemption Period”), the principal amount of Indebtedness of the MLP or any of its Restricted Subsidiaries outstanding on the last day of such Rolling Period, as such Indebtedness (and the principal amount thereof) is specified in the compliance certificate delivered to the Administrative Agent and the Lenders for such Rolling Period pursuant to Section 5.01(c) (such Indebtedness applicable to any Available Cash Netting Amount, the “Specified Redemption Indebtedness”).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(b)(iv).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(b)(i).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” means NuStar Logistics, L.P., a Delaware limited partnership.

“Borrower Obligations” means the collective reference to all amounts owing by the Borrower and its Subsidiaries pursuant to this Agreement and the other Loan Documents, including, without limitation, the unpaid principal of and interest on the Loans and LC Disbursements and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Disbursements and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Guaranteed Creditors, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Loan Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Guaranteed Creditors that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.  A Borrowing may also be referred to herein as a “Revolving Borrowing”.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the NYFRB is closed and (b) is not a day on which commercial banks in New York City, New York are closed.

“Calculation Date” shall mean each of the following: (a) the date on which any Borrowing Request is submitted hereunder, (b) the date of each Borrowing, (c) each date of a conversion into or continuation of a Loan pursuant to the terms of this Agreement, (d) the date on which any Letter of Credit is issued, amended, renewed or extended (including, for the avoidance of doubt, the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof), (e) the first Business Day of each calendar month and (f) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, obligations under Operating Leases shall not constitute Capital Lease Obligations for purposes of this Agreement.

“Change in Control” means any of the following events:

(a)        100% (and not less than 100%) of the issued and outstanding Equity Interests of the general partner of the Borrower shall cease to be owned, directly or indirectly, or the Borrower shall cease to be Controlled, by the MLP; or

(b)        100% (and not less than 100%) of the limited partnership interests of the Borrower shall cease to be owned in the aggregate, directly or indirectly, by the MLP; or

(c)          a “Change of Control” or “Change in Control” (or similar event) occurs under the Series D Preferred Units; or

(d)         100% (and not less than 100%) of the issued and outstanding Equity Interests of the general partner of the MLP shall cease to be owned, directly or indirectly, or the general partner of the MLP shall cease to be Controlled, directly or indirectly, by the MLP; or

(e)         Riverwalk Logistics ceases to be the sole general partner of the MLP; or NuStar GP ceases to be the sole general partner of Riverwalk Logistics; or

(f)          the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the MLP; or

(g)         the board of directors (or other equivalent governing body) of NuStar GP ceases to be the applicable governing body of the MLP; or

(h)        occupation of a majority of the seats (other than vacant seats) on the board of directors (or other equivalent governing body) of NuStar GP by Persons who were not (A) directors of NuStar GP as of July 20, 2018, or nominated or appointed by the board of directors (or other equivalent governing body) of NuStar GP or (B) appointed by directors so nominated or appointed.

 “Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.17 or Section 10.04.  The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01, or thereafter in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments as of the Effective Date is $1,000,000,000.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Rate”.

“Communications” has the meaning assigned to it in Section 10.01(d).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lenders” has the meaning set forth in Section 2.19(b).

“Consolidated Debt” means, for any day, all Indebtedness of the MLP and its Restricted Subsidiaries (excluding the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization), on a consolidated basis, as of such day.

“Consolidated Debt Coverage Ratio” means, for any day, the ratio of (a) Consolidated Debt as of the last day of the then most recent Rolling Period (or Consolidated Debt as of such day, if such day is the last day of a Rolling Period) over (b) Consolidated EBITDA for such Rolling Period; provided that, solely for purposes of testing compliance with the Consolidated Debt Coverage Ratio pursuant to Section 6.11 as of the last day of each Rolling Period (and not for any other purpose, including testing Pro Forma Compliance with the Consolidated Debt Coverage Ratio pursuant to Section 6.01(f), Section 6.04(f), Section 6.04(g) or Section 6.04(h) or as a condition to the availability of any other baskets), so long as (i) no Loans are then outstanding on such day and (ii) Liquidity is at least $1,000,000,000 on such day, Consolidated Debt shall be reduced by the Available Cash Netting Amount as of such day up to $275,000,000.

“Consolidated EBITDA” means, without duplication, as to the MLP and its Restricted Subsidiaries, on a consolidated basis for each Rolling Period, the amount equal to Consolidated Operating Income for such period (a) plus the following to the extent deducted from Consolidated Operating Income in such period:  (i) depreciation and amortization; and (ii) other non-cash charges for such period (including any non-cash losses or negative adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives); (b) minus all non-cash income added to Consolidated Operating Income in such period (including any non-cash gains or positive adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives); (c) plus any Material Project EBITDA Adjustments for such period; (d) plus cash distributions received from joint ventures and Unrestricted Subsidiaries during such period, provided that the aggregate amount of all such cash distributions included pursuant to this clause (d) during any period shall not exceed 20% of the total actual Consolidated EBITDA of the MLP and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions or dispositions as provided in this definition); and (e) plus any proceeds received from business interruption insurance provided that such proceeds are received during any Rolling Period with respect to an event or events that occurred during such Rolling Period; provided that Consolidated EBITDA shall be adjusted from time to time as necessary to give pro forma effect to permitted acquisitions or Investments (other than Joint Venture Interests) or sales or other transfers of property by the MLP and its Restricted Subsidiaries (including any contributions of assets to joint ventures not otherwise prohibited hereby).  Notwithstanding anything to the contrary set forth in this definition, all Non-Controlling Interest Income shall be excluded from Consolidated EBITDA (and none of the foregoing add-backs to Consolidated EBITDA shall be permitted in respect of any Non-Controlling Interest Income).

“Consolidated Interest Expense” means, for any Rolling Period, the sum (determined without duplication) of (a) the consolidated interest expense of the MLP and its Restricted Subsidiaries for such Rolling Period, whether paid or accrued, determined in accordance with GAAP, and (b) all cash dividend payments or other cash distributions in respect of any series of preferred equity of the MLP or its Restricted Subsidiaries made during such Rolling Period.  Consolidated Interest Expense for any Rolling Period shall be calculated by the Borrower in good faith on a pro forma basis to give effect to any Indebtedness permanently repaid or extinguished, or any Indebtedness assumed or incurred, in each case at any time during such Rolling Period in connection with acquisitions, Investments (other than Joint Venture Interests), sales or other transfers of property (including any contributions of assets to joint ventures not otherwise prohibited hereby, but excluding any dispositions in the ordinary course of business) by the MLP and its Restricted Subsidiaries during such Rolling Period, in each case as if such repayment, extinguishment, assumption or incurrence had been effected on the first day of such Rolling Period; provided that any such pro forma adjustment with respect to a repayment or extinguishment of Indebtedness shall be permitted only if (x) the aggregate amount of Indebtedness of the MLP and its Restricted Subsidiaries on the last day of the fiscal quarter in which such repayment or extinguishment of Indebtedness occurred is less than or equal to (y) the aggregate amount of Indebtedness of the MLP and its Restricted Subsidiaries on the last day of the fiscal quarter immediately preceding the quarter in which such repayment or extinguishment of Indebtedness occurred.  For purposes of any such pro forma adjustment with respect to any Indebtedness assumed or incurred that bears a floating rate of interest, the interest expense for the portion of the Rolling Period prior to the date on which such Indebtedness was assumed or incurred shall be calculated using the interest rate in effect on the last day of the Rolling Period.

“Consolidated Interest Coverage Ratio” means, for any Rolling Period, the ratio of (a) Consolidated EBITDA for such Rolling Period to (b) Consolidated Interest Expense for such Rolling Period.

“Consolidated Net Worth” means, at any time, an amount equal to the consolidated partners’ equity of the MLP and its Restricted Subsidiaries.

“Consolidated Operating Income” means, as to the MLP and its Restricted Subsidiaries on a consolidated basis for each Rolling Period, the amount equal to gross margin minus operating expenses, general and administrative expenses, depreciation and amortization, taxes (other than income taxes) and Non-Controlling Interest Income, in each case for such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Material Indebtedness” means Indebtedness of the MLP or any Subsidiary of the MLP in an aggregate principal amount exceeding $200,000,000.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has, or whose Lender Parent has, become the subject of a Bankruptcy Event or a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the MLP or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, and general or limited partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing.  In addition, “Equity Interest” shall include, without limitation, with respect to the Borrower, the limited partner interests of the Borrower and the General Partner Interests and, with respect to the MLP, the Units and the general partner interest of the MLP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the MLP, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the MLP or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the MLP or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the MLP or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the MLP or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the MLP or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 10.20(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 10.20(d).

 “Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 10.20(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any statute successor thereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given such term in the recitals hereto.

“Existing Eurocurrency Loans” has the meaning set forth in Section 4.01(j).

“Existing Eurocurrency Loan Prepayment” has the meaning set forth in Section 4.01(j).

“Extension Confirmation Date” has the meaning set forth in Section 2.19(b).

“Extension Effective Date” has the meaning set forth in Section 2.19(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as  shall be set forth on the Federal Reserve Bank of New York’s Website  from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means with respect to any Person, the chief accounting officer, chief financial officer, treasurer or controller of such Person.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means NuStar GP, Inc., a Delaware corporation.

“General Partner Interest” means all general partner interests in the Borrower.

“Go-Zone Bond” means any bond issued pursuant to a Go-Zone Bond Indenture.

“Go-Zone Bond Indentures” means, collectively: (a) the Indenture of Trust, dated as of June 1, 2008, as supplemented and amended by the First Supplement and Amendment to Indenture of Trust, dated as of June 1, 2020, in each case, between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; (b) the Indenture of Trust, dated as of July 1, 2010, as supplemented and amended by the First Supplement and Amendment to Indenture of Trust, dated as of June 1, 2020, in each case, between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; (c) the Indenture of Trust, dated as of October 1, 2010, as supplemented and amended by the First Supplement and Amendment to Indenture of Trust, dated as of June 1, 2020, in each case, between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; (d) the Indenture of Trust, dated as of December 1, 2010, as supplemented and amended by the First Supplement and Amendment to Indenture of Trust, dated as of June 1, 2020, in each case, between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; (e) the Indenture of Trust, dated as of August 1, 2011, as supplemented and amended by the First Supplement and Amendment to Indenture of Trust, dated as of June 1, 2020, in each case, between Parish of St. James, State of Louisiana and U.S. Bank National Association, as Trustee; and (f) any other indenture of trust on the same or substantially the same terms as those contained in the indentures described in the foregoing clauses (a) through (e), provided that the Go-Zone Bonds issued thereunder are for the purpose of financing the acquisition or construction of nonresidential real property to be located in the geographical limits of the Gulf Opportunity Zone as provided in the Gulf Opportunity Zone Act of 2005.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Creditors” means the collective reference to the Administrative Agent, each Issuing Bank and the Lenders.

“Guarantor” means each of the MLP, NPOP, and each Subsidiary and other Person that from time to time executes and delivers a Subsidiary Guaranty (or becomes a party thereto by executing and delivering a supplement thereto or otherwise), other than any such Person that is released from such Subsidiary Guaranty in accordance with the terms thereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the MLP, the Borrower or a financing vehicle of the Borrower or the MLP, other than common stock, that meet the following criteria: (a) the Borrower demonstrates that such securities receive at least 50% equity credit from at least two Nationally Recognized Statistical Rating Organizations (NRSROs) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Maturity Date (determined as of the date of issuance thereof).  As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or by any other securities providing for the mandatory payment of money (including, without limitation, preferred stock subject to mandatory redemption or sinking fund provisions other than the Series D Preferred Units), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all non-contingent obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its Subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its Subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, and (l) all Securitization Obligations.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indenture” means the NuStar Logistics Indenture.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person other than the Guarantors or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, with the consent of each Lender and solely to the extent such tenor is available, twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period pertaining to a SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; (c) no Interest Period shall extend beyond the Maturity Date; and (d) no tenor that has been removed from this definition pursuant to Section 2.12(b) shall be available for specification in any Borrowing Request or any Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person, (a) any direct or indirect purchase or other acquisition by such Person of any Equity Interests in any other Person, (b) any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business, (c) any Swap Agreement entered into by such Person other than Permitted Swap Agreements and (d) any direct or indirect purchase or other acquisition by such Person of all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person.  In addition, a Letter of Credit issued hereunder on behalf or for the benefit of any Joint Venture Interest or any Unrestricted Subsidiary shall constitute an “Investment” in such Joint Venture Interest or such Unrestricted Subsidiary for the purposes hereof.  The amount of any Investment described in clause (c) above shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of Wells Fargo Bank, National Association, Truist Bank, Mizuho Bank, Ltd., PNC Bank, National Association, MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Toronto-Dominion Bank, New York Branch, Bank of America, N.A. and any other Lender acceptable to the Administrative Agent and the Borrower (such consent not to be unreasonably withheld) that agrees to become an Issuing Bank hereunder pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joint Venture Interest” means an acquisition of or Investment in Equity Interests in another Person, held directly or indirectly by the MLP, that will not be a Subsidiary after giving effect to such acquisition or Investment.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the applicable Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LC Issuance Limit” means, for any Issuing Bank, the maximum aggregate amount specified for such Issuing Bank on Schedule 2.04, as such amount may be increased or decreased from time to time as agreed by such Issuing Bank and the Borrower in a writing delivered by such Issuing Bank to the Administrative Agent, and in the case of any Lender that becomes an Issuing Bank after the Effective Date, an amount agreed by such Issuing Bank, either in the aggregate or individually, with respect to one or more Letters of Credit, and specified in a writing delivered by such Issuing Bank to the Administrative Agent and the Borrower.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lending Office” means, with respect to any Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans and Letters of Credit of such Type are to be made and maintained.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.  For the avoidance of doubt, no Residual Letter of Credit (as defined in the Tenth Amendment) shall constitute a Letter of Credit.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.04(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, the sum of (a) the unused Commitments on such date and (b) the aggregate amount of Unrestricted Cash on such date.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, any notes issued pursuant to Section 2.08(d), and any Letter of Credit, as each such agreement may be amended, supplemented or otherwise modified from time to time as permitted hereby, and any and all instruments, certificates, or other agreements delivered in connection with the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the MLP and its Restricted Subsidiaries (including the Borrower) taken as a whole, (b) the ability of the MLP, the Borrower or any Guarantor to perform any of their obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the MLP and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the MLP or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” means each new pipeline, storage facility, processing plant or other capital expansion project wholly owned by the MLP or its Restricted Subsidiaries, the construction of which commenced after November 30, 2010 and which has a budgeted capital cost exceeding $25,000,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project, (a) for any Rolling Period ending on or prior to the last day of the fiscal quarter during which the Material Project is completed, a percentage (based on the then-current completion percentage of the Material Project) of an amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project and designated in a certificate of a Responsible Officer of the Borrower as described in the next sentence of this definition (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other similar factors deemed appropriate by the Borrower) shall be added to actual Consolidated EBITDA for the MLP and its Restricted Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA attributable to such Material Project following its completion); provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (b) for each Rolling Period ending on the last day of the first, second and third fiscal quarters, respectively, immediately following the fiscal quarter during which the Material Project is completed, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the period from but excluding the end of such Rolling Period through and including the last day of the fourth fiscal quarter following the fiscal quarter during which the Material Project is completed shall be added to Consolidated EBITDA for such Rolling Period (net of any actual Consolidated EBITDA attributable to the Material Project for the period from and including the date of completion through and including the last day of the fiscal quarter during which the Material Project is completed).  Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Material Project unless the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying as to the amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request, such certificate, explanation and other information and documentation delivered by the Borrower shall be deemed in form and substance satisfactory to the Administrative Agent and the Required Lenders unless the Administrative Agent or the Required Lenders object thereto within 10 Business Days after receipt thereof, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the MLP and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions or dispositions as provided in the definition of Consolidated EBITDA).

“Material Subsidiary” means, with respect to the MLP, any Restricted Subsidiary that meets any of the following conditions: (i) the MLP’s and its other Restricted Subsidiaries’ equity in the income from continuing operations before interest expense and all income taxes of such Restricted Subsidiary exceeds 10% of such income of the MLP and its Restricted Subsidiaries consolidated for the most recently completed fiscal year or (ii) the MLP’s and its other Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Restricted Subsidiary exceeds 10% of the total assets of the MLP and its Restricted Subsidiaries consolidated as of the end of the most recently completed fiscal year.

“Maturity Date” means April 27, 2025, and for any Lender agreeing to extend its Maturity Date pursuant to Section 2.19, April 27th in each year thereafter pursuant to which the Maturity Date has been extended, but in no event later than April 27, 2027.

“MLP” means NuStar Energy L.P., a Delaware limited partnership.

“MLP Obligations” means the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of the MLP which may arise under or in connection with any Loan Document to which the MLP is a party, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Guaranteed Creditor under any Loan Document).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor rating organization).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the MLP or any ERISA Affiliate makes or is obligated to make contributions.

“Non-Controlling Interest” means any non-controlling equity interests or minority equity interests of unaffiliated third parties in any non-wholly owned Subsidiary.

“Non-Controlling Interest Income” means the amount of income attributable to any Non-Controlling Interest.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“NPOP” means NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership.

“NuStar GP” means NuStar GP, LLC, a Delaware limited liability company.

“NuStar Logistics Indenture” means that certain Indenture dated as of July 15, 2002 among the MLP, the Borrower and Wells Fargo Bank, National Association (the “NuStar Logistics Trustee”), as amended, amended and restated, supplemented or otherwise modified from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Operating Lease” of any Person means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, in respect of which the obligations of such Person to pay rent or other amounts thereunder would not have been required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on March 28, 2018 (for purposes hereof, regardless of whether such lease was in existence on March 28, 2018).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight SOFR borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Partnership Agreement (Borrower)” means the Agreement of Limited Partnership of the Borrower among the General Partner and the MLP in the form previously provided to the Lenders, as amended, modified and supplemented from time to time in accordance herewith.

“Partnership Agreement (MLP)” means the Eighth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of July 20, 2018, as amended, modified and supplemented from time to time in accordance herewith.

“Patriot Act” has the meaning assigned to such term in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)         pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)         easements, zoning restrictions, rights-of-way, minor irregularities in title, boundaries, or other survey defects, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the MLP or any Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the MLP or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness; and

(g)         Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the MLP or any Subsidiary upon lands over which easements or similar rights are acquired by the MLP or any Subsidiary in the ordinary course of business of the MLP or any Subsidiary.

“Permitted Investments” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)      investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term deposit rating of no lower than A2 or P2, as such rating is set forth by S&P or Moody’s, respectively;

(c)         investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)       fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)         investments in short term debt obligations of an issuer rated at least BBB by S&P’s or Baa2 by Moody’s, and maturing within 30 days from the date of acquisition, in an aggregate amount not to exceed $50,000,000 at any time.

“Permitted Swap Agreements” has the meaning assigned to such term in Section 6.05.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the MLP or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, for any date of determination, that the MLP is in pro forma compliance with (i) the Consolidated Debt Coverage Ratio covenant set forth in Section 6.11, as such ratio is recomputed using (a) Consolidated Debt as of the last day of the most recently ended fiscal quarter of the MLP for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) plus any additional Indebtedness incurred pursuant to Section 6.01(a) and Section 6.01(f) since such last day (giving effect to any repayments and prepayments of Indebtedness since such last day) over (b) Consolidated EBITDA for the then most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) and (ii) the Consolidated Interest Coverage Ratio covenant set forth in Section 6.12, as such ratio is recomputed using (a) Consolidated EBITDA for the then most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) over (b) Consolidated Interest Expense for the then most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), determined on a pro forma basis as if any Indebtedness incurred since the last day of such Rolling Period and any Indebtedness incurred on such date of determination, and the application of proceeds therefrom (including any repayments and prepayments of Indebtedness with such proceeds), had occurred at the beginning of such Rolling Period.  For the avoidance of doubt, for this purpose, Consolidated EBITDA shall be adjusted to give pro forma effect to permitted acquisitions or Investments (other than Joint Ventures) or sales of property by the MLP and its Restricted Subsidiaries.  For the avoidance of doubt, for purposes of determining Pro Forma Compliance hereunder, in no event shall Consolidated Debt be reduced by the Available Cash Netting Amount.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Indebtedness.  “Redeem” has the correlative meaning thereto.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, trustees, administrators, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Non-Defaulting Lenders having Revolving Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units) with respect to any Equity Interest of the MLP or any Subsidiary, or any payment (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the MLP or any option, warrant or other right to acquire any such Equity Interest of the MLP.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.  For the avoidance of doubt, the Borrower is a Restricted Subsidiary of the MLP, the Borrower may not be an Unrestricted Subsidiary and each Subsidiary that is a Guarantor must be a Restricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Riverwalk Logistics” means Riverwalk Logistics, L.P., a Delaware limited partnership.

“Rolling Period” means any period of four consecutive fiscal quarters.

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealing with such country, territory or government (defined, as of the date of this Agreement, as the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela and as may be amended from time to time).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Securitization Entity” means any Person engaged solely in the business of effecting Securitization Transactions and related activities.

“Securitization Obligations” has the meaning given such term in the definition of Securitization Transaction.

“Securitization Transaction” means any transaction in which the Borrower or a Restricted Subsidiary sells or otherwise transfers accounts receivable or other rights to payment (whether existing or arising in the future) and assets related thereto (a) to one or more purchasers or (b) to a special purpose entity that (i) borrows under a loan secured by or issues securities payable from such accounts receivable or other rights to payment (or undivided interests therein) and related assets or (ii) sells or otherwise transfers such accounts receivable or other rights to payment (or undivided interests therein) and related assets to one or more purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable or other rights to payment and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower.  The amount of any Securitization Transaction (“Securitization Obligations”) shall be deemed at any time to be (1) the aggregate outstanding principal or stated amount of the borrowings or securities in connection with the transactions referred to in clause (b)(i) of the preceding sentence; (2) the outstanding amount of capital invested in or unrecovered outstanding purchase price paid in connection with a transaction referred to in clause (b)(ii) of the preceding sentence; or (3) if there shall be no such principal or stated amount or outstanding capital invested or unrecovered purchase price, the uncollected amount of the accounts receivable transferred to such purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and any discount in the purchase price thereof.

“Series D Preferred Units” means the MLP’s Series D Cumulative Convertible Preferred Units representing limited partner interests in the MLP issued or to be issued pursuant to the Partnership Agreement (MLP).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 2.11(b).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Redemption Indebtedness” has the meaning assigned to such term in the definition of “Available Cash Netting Amount”.

“Specified Redemption Period” has the meaning assigned to such term in the definition of “Available Cash Netting Amount”.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means: (a) with respect to the MLP, any subsidiary of the MLP (including the Borrower) and (b) with respect to the Borrower, any subsidiary of the Borrower.

“Subsidiary Guaranty” means any guaranty executed and delivered pursuant to Section 5.11, including the Second Amended and Restated Subsidiary Guaranty Agreement substantially in the form of Exhibit D, as from time to time amended, modified, or supplemented.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no Series D Preferred Units and no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the MLP or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenth Amendment” has the meaning set forth in the recitals hereto.

“Tenth Amendment Effective Date” has the meaning set forth in the Tenth Amendment.

“Term SOFR” means,

(a)        for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)        for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) all Indebtedness of the MLP and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP plus (b) Consolidated Net Worth.

“Transactions” means the execution, delivery and performance by the Borrower and the MLP of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the execution, delivery and performance by each Subsidiary of the MLP that is a Guarantor of the Subsidiary Guaranty.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or Adjusted Term SOFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.03, Section 2.06(b) and Section 2.09(b), in each case, such day is also a Business Day.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

 “Units” means the common units of limited partner interests in the MLP.

“Unrestricted Cash” means, as of any date of determination, cash or Permitted Investments of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries on such date (it being understood that cash or Permitted Investments subject to a control agreement in favor of any Person other than the Administrative Agent or any Lender shall be deemed “restricted”), but only to the extent that such cash and Permitted Investments are held in accounts with financial institutions in any jurisdiction located within the United States of America (or, to the extent any Permitted Investments are in physical form, only to the extent such Permitted Investments are located within the United States of America).

“Unrestricted Subsidiary” means any Subsidiary (other than the Borrower or any Guarantor) designated as such on Schedule 3.12 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.10(b).

 “Wholly-Owned Subsidiary” means, in respect of any Person, any subsidiary of such Person, all of the Equity Interests of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the MLP.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.03        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of MLP, the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.05       Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.07        Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
The Credits

Section 2.01       Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.08) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the aggregate Commitments of all Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02       Loans and Borrowings.  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)       Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith.  All Loans shall be denominated in Dollars.  Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)         At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (in each case, determined on the date by which a Borrowing Request or Interest Election Request is required to be delivered pursuant to Section 2.03 or Section 2.06, respectively).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) SOFR Borrowings outstanding.

(d)         Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03       Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a SOFR Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv)      in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04        Letters of Credit.

(a)         General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account or for the account of any of its Restricted Subsidiaries, from any Issuing Bank, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding that any Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of a Restricted Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiary.  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using a form mutually acceptable to the Borrower and such Issuing Bank (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Following receipt of a notice requesting the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the total LC Exposure shall not exceed $500,000,000, (ii) the requested Letter of Credit shall not result in the relevant Issuing Bank having outstanding Letters of Credit in an aggregate undrawn or drawn and unreimbursed amount in excess of such Issuing Bank’s LC Issuance Limit, (iii) no Lender’s Revolving Credit Exposure shall exceed its Commitment, and (iv) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Commitments of all Lenders.  The Borrower may, at any time and from time to time, reduce the LC Issuance Limit of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)          the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)         Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of ii) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and iii) the date that is five Business Days prior to the Maturity Date; provided that, notwithstanding the foregoing, no Letter of Credit may expire beyond the close of business on the date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with the outstanding LC Exposure at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank that issues a Letter of Credit hereunder, in the currency of the applicable Letter of Credit, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, in the case of any LC Disbursement, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)        Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)       Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)         Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)       Replacement of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.  Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with the foregoing provisions of this Section 2.04(i).

(j)         Cash Collateralization.  If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or xi) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.09(c), then the Borrower shall deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, in the case of an Event of Default, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, and in the case of a payment required by Section 2.09(c), the amount of such excess as provided in Section 2.09(c); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.09(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.05       Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower maintained with the Administrative Agent (or, during the period from and including the Effective Date through but excluding August 1, 2022 (or such later date as the Administrative Agent may reasonably determine in its discretion), JPMorgan Chase Bank, N.A.) in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06      Interest Elections.  (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)       To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for SOFR Loans that does not comply with Section 2.02(d).

(c)         Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)        if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07       Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)        The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, (A) any Lender’s Revolving Credit Exposure would exceed its Commitment or (B) the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c)       The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08        Repayment of Loans; Evidence of Debt.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(a)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)        The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)       Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after an increase or reduction in such Lender’s Commitment pursuant to an assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form.

Section 2.09        Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)        The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any break funding payments required by Section 2.14.

(c)        If on any Calculation Date, the total Revolving Credit Exposures exceeds the total Commitments then in effect, then the Borrower shall (A) prepay Borrowings in an aggregate amount equal to such excess and (B) if any excess remains after prepaying Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.04(j).  Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any break funding payments required by Section 2.14.  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within five Business Days of written demand from the Administrative Agent.  Each prepayment of Borrowings pursuant to this Section 2.09(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and second, to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(d)       If, as of the end of any Business Day, the aggregate amount of Unrestricted Cash on hand of the Borrower and the Restricted Subsidiaries exceeds $75,000,000 (such excess, the “Excess Cash Amount”), the Borrower shall, not later than 2:00 p.m., New York City time on the third Business Day thereafter, prepay the Revolving Loans in an aggregate principal amount equal to the lesser of (i) the Excess Cash Amount and (ii) the aggregate principal amount of Revolving Loans then outstanding (it being understood, for the avoidance of doubt, that no prepayment shall be due under this clause (d) to the extent no Revolving Loans are outstanding as of such third Business Day).

Section 2.10        Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of such Lender’s Commitment during the period from and including the date hereof through and including the last day of the Availability Period. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)        The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.250% per annum on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)         The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)         All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.11        Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)        The Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate (provided that Adjusted Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Effective Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.14 of this Agreement).

(c)         [Reserved].

(d)       Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)       Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)         All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted Term SOFR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)        Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.12        Alternate Rate of Interest.

(a)        Alternate Rate of Interest.  Unless and until a Benchmark Replacement is implemented in accordance with clause (b) below, if prior to the commencement of any Interest Period for a SOFR Borrowing:

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR or the Term SOFR for such Interest Period; or

(ii)       the Administrative Agent is advised by the Required Lenders that Adjusted Term SOFR or Term SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective, and if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)         Benchmark Replacement Setting.

(i)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)     Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)      Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(b)(iv).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(b).

(iv)       Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)         Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.13        Increased Costs.  (a) If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank; or

(ii)        impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank  or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         A certificate of a Lender, an Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company or the Administrative Agent, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender, such Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14        Break Funding Payments.  In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15       Taxes.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)       Payment of Other Taxes by the Borrower.   The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)          Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)         Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally  indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN; or

(4)       to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)         Non-Grandfathered Treatment.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i)         Survival.  Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)          Defined Terms.  For purposes of this Section 2.15, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.16        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, Section 2.14 or Section 2.15, or otherwise) on the date when due, in immediately available funds, without set-off or counterclaim, to the to the account of the Administrative Agent as designated in writing from time to time to the Borrower for such purpose, prior to 12:00 noon, New York City time.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.13, Section 2.14, Section 2.15 and Section 10.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person in like funds to the appropriate recipient, for the account of its applicable Lending Office, promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)       If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)         Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), Section 2.05(b), Section 2.16(d) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.17       Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, or if any Lender shall fail to agree to extend the Maturity Date pursuant to Section 2.19 if the Required Lenders have agreed to do so, then the Borrower may, at its sole expense and effort (including the payment by the Borrower of the fee specified in Section 10.04(b)(ii)(C)), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.13 or Section 2.15 and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.18        Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain SOFR Loans either generally or having a particular Interest Period hereunder or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof  (an “Illegality Notice”) and (i) such Lender’s obligation to make such SOFR Loans shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”, until such time as such Lender may again make and maintain such SOFR Loans.  Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14.

Section 2.19        Extension of Maturity Date.

(a)        Not earlier than 90 days prior to, nor later than 30 days prior to, each anniversary of April 27, 2022, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect.  Within 20 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion).  Any Lender not responding within the above time period shall be deemed not to have consented to such extension.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

(b)      The Maturity Date shall be extended only if the Required Lenders (calculated excluding any Lender in default in its obligation to fund Loans hereunder and prior to giving effect to any replacements of Lenders permitted herein) (the Lenders that so consent being the “Consenting Lenders” and the Lenders that do not consent being the “Non-Consenting Lenders”) have consented thereto.  If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the year following the Maturity Date then in effect (such existing Maturity Date being the “Extension Effective Date”).  The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension, specifying the date of such confirmation (the “Extension Confirmation Date”), the Extension Effective Date, and the new Maturity Date (after giving effect to such extension).  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Confirmation Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article III made by it are true and correct on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, (B) before and after giving effect to such extension no Default exists or will exist as of the Extension Confirmation Date, and (C) since December 31, 2020, no event, development or circumstance that has had a Material Adverse Effect has occurred.  The Borrower shall pay to the Administrative Agent for the account of each Non-Consenting Lender the then unpaid principal amount of such Non-Consenting Lender’s Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 2.14).  In addition, the Borrower shall prepay any Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 2.14 to the extent necessary to keep outstanding Loans ratable with any revised and new Applicable Percentages of all the Lenders effective as of the Extension Effective Date.

Section 2.20        [Reserved].

Section 2.21        [Reserved].

Section 2.22       Defaulting Lenders.    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a).

(b)         the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

(c)          if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)        all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; provided that, subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the relevant Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;

(iii)        if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)        if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)         so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III
Representations and Warranties

The MLP and the Borrower, in each case with respect to itself and its Restricted Subsidiaries, each represents and warrants to the Lenders that:

Section 3.01        Organization; Powers.  It and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02       Authorization; Enforceability.  The Transactions are within its and its Restricted Subsidiaries corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action.  This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03      Governmental Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of it or any of its subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument relating to Material Indebtedness binding upon it or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of it or any of its Subsidiaries.

Section 3.04       Financial Condition; No Material Adverse Change.  (a) It has heretofore furnished to the Lenders its most recent annual report on Form 10-K filed with the SEC, which includes consolidated financial statements of the MLP, reported on by KPMG LLP or other independent public accountants of recognized national standing, as well as the financial statements of the Borrower, which has been provided by separate document in addition to the Form 10-K, all certified by one of the MLP’s Financial Officers.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the MLP and its consolidated subsidiaries, including the Borrower, as of such dates and for such periods in accordance with GAAP except for the lack of footnotes with respect to the Borrower.

(b)       Since December 31, 2020, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of it and its Restricted Subsidiaries, taken as a whole.

Section 3.05       Properties.  (a) It and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, free and clear of all Liens except Permitted Encumbrances and Liens otherwise permitted or contemplated by this Agreement, except where the failure to have such title or leasehold interest could not reasonably be expected to result in a Material Adverse Effect.

(b)        It and its Restricted Subsidiaries owns, or is licensed to use, or has made all required federal filings (and has not been notified of any contest) with respect to, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06     Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of it, threatened against or affecting it or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)         Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither it nor any of its Subsidiaries (i)  has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)       Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07        Compliance with Laws and Agreements.  It and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08        Investment Company Status.  Neither it nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

Section 3.09       Taxes.  It and its Subsidiaries has each timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a)  Taxes that are being contested in good faith by appropriate proceedings and for which it or such subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10      ERISA.  Except as could not reasonably be expected to result in a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 3.11        Disclosure.  It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (but excluding in each case any information of a general economic or industry nature) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to information consisting of statements, estimates and projections regarding the future performance of the Borrower, the MLP and their subsidiaries (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been prepared in good faith based on assumptions believed to be reasonable both at the time of preparation and furnishing thereof, recognizing that there are (i) industry-wide risks normally associated with the types of business conducted by the MLP, the Company and their Subsidiaries and (ii) projections are necessarily based upon professional opinions, estimates and projections and that none of the MLP, the Company or any of their Subsidiaries warrants that such opinions, estimates and projections will ultimately prove to have been accurate.  As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12     Subsidiaries.  As of the Effective Date, Schedule 3.12:  (a) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary; (b) identifies each Subsidiary of the MLP as either a Restricted Subsidiary or Unrestricted Subsidiary, (c) identifies each Subsidiary of the MLP as a Wholly-Owned Subsidiary or a non Wholly-Owned Subsidiary and (d) identifies each Subsidiary of the MLP that is a Material Subsidiary.

Section 3.13        Anti-Corruption Laws and Sanctions.  Each of the MLP and the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the MLP, the Borrower, and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the MLP, the Borrower, their respective Subsidiaries and their respective officers and employees and to the knowledge of each of the MLP and the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the MLP, the Borrower, any of their respective Subsidiaries or to the knowledge of each of the MLP, the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of each of the MLP and the Borrower, any agent of the MLP or the Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.14         Affected Financial Institution.  Neither the Borrower nor any Guarantor is an Affected Financial Institution.

Section 3.15       Plan Assets; Prohibited Transactions.  None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV
Conditions

Section 4.01        Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)      The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and the MLP, and by the Lenders and the Administrative Agent and (ii) the Subsidiary Guaranty, executed and delivered by a duly authorized officer of each Guarantor (other than the MLP) and satisfactory in form and substance to the Administrative Agent.

(b)         The Tenth Amendment Effective Date shall have occurred.

(c)         The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Amy Perry, in-house counsel of the MLP and (ii) Sidley Austin LLP, in each case, covering such matters relating to the Borrower, the General Partner, the Guarantors, the Agreement or the Transactions as the Lenders shall reasonably request.  The Borrower hereby requests each such counsel to deliver their opinions to the Administrative Agent and the Lenders.

(d)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the General Partner, the MLP, the Guarantors, the authorization of the Transactions, and any other legal matters relating to the Borrower, the General Partner, the MLP, the Guarantors, the Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)       The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, Vice President or a Financial Officer of each of the Borrower and the MLP, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)        The Administrative Agent shall have received (i) copies of the Partnership Agreement (MLP) substantially in the form listed as Exhibits to the MLP’s annual report on Form 10-K for the fiscal year ended December 31, 2020, the Indenture and the Partnership Agreement (Borrower) in form and substance acceptable to the Lenders, in each case duly executed by each of the parties thereto and (ii) evidence satisfactory to the Lenders that the Partnership Agreement (Borrower), the Indenture  and the Partnership Agreement (MLP) are in full force and effect and have not been amended or modified except to the extent such amendments or modifications have been delivered to the Administrative Agent, which evidence may be in the form of a certificate of the President or a Vice President (or equivalent officer) of each of the Borrower and the MLP.

(g)         The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

(h)        The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i)         The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the Patriot Act and (ii) a Beneficial Ownership Certification in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(j)         The Administrative Agent shall have received (a) an executed Borrowing Request, requesting SOFR Loans in a principal amount at least equal to the principal amount of Eurocurrency Loans (as defined in the Existing Credit Agreement) outstanding on the Effective Date immediately prior to giving effect to the funding of Loans on the Effective Date (the “Existing Eurocurrency Loans”), and (b) confirmation that the Borrower has prepaid, or concurrently with the funding of Loans on the Effective Date will prepay, all Existing Eurocurrency Loans (the “Existing Eurocurrency Loan Prepayment”).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit under this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on January 28, 2022 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02        Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)         The representations and warranties of the Borrower and the MLP set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)         At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)         In the case of any Borrowing of Revolving Loans, after giving pro forma effect to such Borrowing and the application of the proceeds thereof (and any mandatory prepayments to be made by the Borrower under Section 2.09(d)), the aggregate amount of Unrestricted Cash on hand of the Borrower and its Restricted Subsidiaries as of the end of the third (3rd) Business Day following the date on which such Revolving Loans are funded shall not exceed $75,000,000.

(d)       The Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that, after giving pro forma effect to such Credit Event, (i) each of the Borrower and its Subsidiaries will be Solvent, and (ii) neither the Borrower nor any of its Subsidiaries intends, as of such date, to (A) be or become subject to a voluntary or involuntary case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) make a general assignment for the benefit of creditors or (C) have a custodian, conservator, receiver or similar official appointed for the Borrower, any of its Subsidiaries or a substantial part of the Borrower’s assets, in the case of each of clauses (A), (B) and (C), within six (6) Business Days after the date of such Credit Event.

(e)        The Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the MLP or any Restricted Subsidiary may be a party.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the MLP on the date thereof as to the matters specified in paragraphs (a) through (d) of this Section 4.02.

ARTICLE V
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the MLP and the Borrower each covenants and agrees with the Lenders that:

Section 5.01        Financial Statements and Other Information.  It will furnish to the Administrative Agent and each Lender:

(a)          no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the MLP, the MLP’s most recent annual report on Form 10-K, which includes the consolidated financial statements of the MLP, reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), as well as the financial statements of the Borrower, which will be provided as a separate document in addition to the Form 10-K, all certified by one of the MLP’s Financial Officer to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the MLP and its consolidated subsidiaries, including the Borrower, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Borrower;

(b)         no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of the MLP, the MLP’s most recent quarterly report on Form 10-Q, which includes the consolidated financial statements of the MLP, as well as the financial statements of the Borrower, which will be provided as a separate document in addition to the Form 10-Q, all certified by one of the MLP’s Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the MLP and its consolidated subsidiaries, including the Borrower, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Borrower;

(c)         concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of each of the Borrower and the MLP (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 (including a reasonably detailed calculation of the Available Cash Netting Amount used to reduce Consolidated Debt as of the last day of the Rolling Period for which compliance with Section 6.11 is then being tested and specifying the Specified Redemption Indebtedness applicable to such Available Cash Netting Amount) and Section 6.12, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) from and after the date of any accounting change in GAAP after March 28, 2018 requiring lease obligations to be recorded on a balance sheet of the MLP or any Restricted Subsidiary, specifying in a reasonable manner all Capital Lease Obligations of the MLP and its Restricted Subsidiaries, and (v) if the Borrower used the Available Cash Netting Amount to reduce Consolidated Debt in testing compliance with Section 6.11 as of last day of any of the five (5) consecutive Rolling Periods most recently ended, specifying for each such Rolling Period (A) the last day of such Rolling Period and the amount applied to reduce Consolidated Debt as of such date, (B) the Specified Redemption Indebtedness applicable to the Available Cash Netting Amount as of the last day of such Rolling Period, and (C) the principal amount of the Specified Redemption Indebtedness applicable to the Available Cash Netting Amount as of the last day of such Rolling Period actually Redeemed with such Available Cash Netting Amount during the period of five (5) consecutive fiscal quarters most recently ended, if any, and the date or dates of such Redemption (or if no Specified Redemption Indebtedness applicable to such Available Cash Netting Amount was Redeemed, including a statement to that effect), with all such information required in this clause (v) being presented in the form set forth on Exhibit F;

(d)        promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(e)         if, at any time, any of the consolidated Subsidiaries of the MLP are Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the MLP; and

(f)         promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, the MLP or any of their subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the MLP posts such documents, or provides a link thereto on the MLP’s website on the Internet at www.nustarenergy.com; or (ii) on which such documents are posted on the MLP’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents.  Notwithstanding anything contained herein, in every instance the MLP and the Borrower shall be required to provide electronic copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent.  Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the MLP and the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02        Notices of Material Events.  The MLP and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the MLP, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)         if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multi-Employer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of each of the Borrower and the MLP setting forth details as to such occurrence and action, if any, which the Borrower, the MLP or applicable ERISA Affiliate is required or proposes to take, but only to the extent that any occurrence described in the preceding clauses (i) through (vii) could reasonably be expected to result in a Material Adverse Effect;

(d)         any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e)        any material amendment to the Partnership Agreement (MLP) or the Partnership Agreement (Borrower), together with a certified copy  of such amendment; and

(f)         any of the following events, in each case if the occurrence of such event could reasonably be expected to have a Material Adverse Effect:

(i)           the receipt by the MLP (or its general partner(s)), the Borrower or the General Partner of any notice of any claim with respect to any Environmental Liability;

(ii)          if the President or a Vice President (or equivalent officer) of the MLP or the Borrower, or the officer of the MLP or the Borrower primarily responsible for monitoring compliance by the MLP or the Borrower and its subsidiaries with Environmental Laws, shall obtain actual knowledge that there exists any Environmental Liability pending or threatened against the MLP, the Borrower or any of their Subsidiaries; or

(iii)        any release, emission, discharge or disposal of any Hazardous Materials that could reasonably be expected to form the basis of any Environmental Liability with respect to the MLP, the Borrower or any of their Subsidiaries.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or President or any Vice President (or equivalent officer) of each of the Borrower and the MLP setting forth a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03       Existence; Conduct of Business.  It will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 (including any conversion into any other form of entity or continuation in another jurisdiction, but only to the extent otherwise expressly permitted thereunder).

Section 5.04       Payment of Obligations.  It will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05        Maintenance of Properties; Insurance.  It will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06        Books and Records; Inspection Rights.  It will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  It will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07       Compliance with Laws.  It will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and the terms and provisions of the Partnership Agreement (MLP), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each of the MLP and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the MLP and the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08        Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used for working capital and general partnership purposes of the Borrower, its Restricted Subsidiaries and (subject to Section 6.04(g)) its Unrestricted Subsidiaries (including, without limitation, for distributions to the MLP to allow the MLP to make distributions to unitholders as contemplated in the Partnership Agreement (MLP) and to fund Investments permitted under Section 6.04).  The Letters of Credit shall be used for general business purposes of the Borrower, its Restricted Subsidiaries and (subject to Section 6.04(g)) Joint Venture Interests and its Unrestricted Subsidiaries or for such other purposes as may be approved by the Administrative Agent.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  The Borrower will not request any Borrowing or Letter of Credit, and each of the MLP and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09        Environmental Laws.  It will, and will cause each of its Subsidiaries to:

(a)          comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)         conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 5.10         Unrestricted Subsidiaries.

(a)          It will cause the management, business and affairs of each of it and its Unrestricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting assets or properties of it and its respective Restricted Subsidiaries to be commingled (except pursuant to contractual arrangements that comply with Section 6.07)) so that each Unrestricted Subsidiary that is a corporation or other entity will be treated as a corporate or other entity separate and distinct from it and the Restricted Subsidiaries.

(b)         Except as permitted by Section 6.04(g), it will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(c)         It will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, it or any Restricted Subsidiary.

Section 5.11        Subsidiary Guaranty.  It will cause each of its Subsidiaries that guarantees any Covered Material Indebtedness of the MLP or any Subsidiary of the MLP (including, without limitation, any debt issued pursuant to the Indenture), to guarantee the Borrower Obligations, by executing and delivering to the Administrative Agent, for the benefit of the Lenders, on or prior to the Effective Date with respect to any Subsidiary that guarantees any such Covered Material Indebtedness as of the Effective Date, and thereafter, within five (5) Business Days after any Subsidiary guarantees any such Covered Material Indebtedness, (a) a Subsidiary Guaranty (or a supplement thereto as may be requested by the Administrative Agent) and (b) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.  For the avoidance of doubt, if at any time any Subsidiary referenced above does not guarantee any obligations of the MLP or any of its Subsidiaries under any Covered Material Indebtedness (including the Indenture) or any such Subsidiary is to be released from such guarantee of such Covered Material Indebtedness immediately following such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall be released from the Subsidiary Guaranty in accordance with Section 6.15 of the Subsidiary Guaranty; provided that if such Subsidiary is not released from such guarantee of such Covered Material Indebtedness within five (5) days of such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall immediately become a party to the Subsidiary Guaranty.

ARTICLE VI
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the MLP and the Borrower covenants and agrees with the Lenders that:

Section 6.01        Indebtedness.  It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness created under this Agreement;

(b)         unsecured Indebtedness of the MLP to any Restricted Subsidiary and of any Restricted Subsidiary to the MLP or any other Restricted Subsidiary; provided that any such Indebtedness owing by a Loan Party to another Loan Party or owing by a Loan Party to any Restricted Subsidiary, in each case, shall be subordinated in right of payment to the Borrower Obligations on terms acceptable to the Administrative Agent in its sole discretion;

(c)          Guarantees by any Loan Party of Indebtedness of any other Loan Party;

(d)        (i) Capital Lease Obligations, (ii) other Indebtedness of the MLP, the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets and (iii) any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and, in each case, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.01(d) shall not at any time exceed $10,000,000;

(e)         Securitization Obligations in respect of Securitization Transactions in an aggregate amount not to exceed $125,000,000 at any one time outstanding; and

(f)        other Indebtedness of the MLP, the Borrower or any other Loan Party; provided that, both before and after such Indebtedness is created, incurred or assumed, no Event of Default shall have occurred and be continuing under this Agreement, and the MLP shall be in Pro Forma Compliance.

Notwithstanding the foregoing or anything to the contrary contained herein, the MLP and the Borrower will not permit any Restricted Subsidiary (other than a Loan Party) to incur any Indebtedness, except for Indebtedness permitted by Section 6.01(b), Section 6.01(d) or Section 6.01(e).

Section 6.02        Liens.  It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Permitted Encumbrances;

(b)        any Lien existing on any property or asset prior to the acquisition thereof by the MLP, the Borrower or any other Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the MLP or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and (iv) the aggregate amount of all obligations secured by such Liens does not exceed $50,000,000 at any one time;

(c)         Liens securing obligations under any Operating Lease; provided that any such Lien shall exist only on the property or assets under such Operating Lease and shall not apply to any other property or assets of the MLP or any Restricted Subsidiary;

(d)         (i) Liens securing Indebtedness permitted by Section 6.01(d)(i), provided that such Liens shall exist only on the property or assets under such capital lease and shall not apply to any other property or assets of the MLP, the Borrower or any Restricted Subsidiary, (ii) Liens on fixed or capital assets acquired, constructed or improved by the MLP, the Borrower or any Restricted Subsidiary; provided that (A) such security interests secure Indebtedness permitted by Section 6.01(d)(ii), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the MLP, the Borrower or any Restricted Subsidiary; and (iii) Liens on fixed or capital assets acquired, constructed or improved by any other Loan Party; provided that (A) such security interests secure Indebtedness permitted by Section 6.01(f), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of such Loan Party, the MLP, the Borrower or any Restricted Subsidiary;

(e)         Liens on (i) cash and cash equivalents (including Permitted Investments), (ii) any commodity account, deposit account or securities account maintained with or for the benefit of a counterparty to a Permitted Swap Agreement and any assets credited to such accounts and the proceeds of any of the foregoing and (iii) any contracts evidencing Permitted Swap Agreements, including rights to payment thereunder and the proceeds of any of the foregoing, in each case securing obligations of the MLP, the Borrower or any Restricted Subsidiary under Permitted Swap Agreements; provided that the aggregate amount of obligations secured by this clause (e) does not at any time exceed 10% of Consolidated Net Worth;

(f)        (i) Liens granted on accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.01(e) and (ii) assignments or sales of accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.01(e);

(g)        Liens on cash, cash equivalents and/or Go-Zone Bonds owned by the Borrower in favor of issuers of letters of credit to secure the Borrower’s reimbursement obligations thereunder, which letters of credit secure obligations to make payments on the Go-Zone Bonds; provided that the aggregate amount available to be drawn under all such letters of credit does not exceed an amount equal to the difference of (i) $400,000,000 minus (ii) the aggregate stated principal amount of all Go-Zone Bonds that have been repurchased, redeemed, prepaid, repaid, defeased, retired or otherwise acquired (and for the avoidance of doubt, in the case of Go-Zone Bonds that have been acquired by the Borrower, solely to the extent such Go-Zone Bonds have not been remarketed or otherwise sold at such time);

(h)        extensions, renewals, modifications or replacements of any of the Liens and other matters referred to in clauses (a) through (g) of this Section, provided that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Indebtedness, no extension or renewal Lien shall (i) secure more than the amount of the Indebtedness or other obligations secured by the Lien being so extended or renewed or (ii) extend to any property or assets not subject to the Lien being so extended or renewed; and

(i)          other Liens securing Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

Section 6.03        Fundamental Changes.

(a)        It will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (it being understood that “substantially all of its assets” shall mean more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole), or all or substantially all of the stock (it being understood that “substantially all of the stock” shall mean stock representing ownership interests in more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole) of any of its Restricted Subsidiaries (in each case whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity or the Borrower may merge into or consolidate with another Person so long as (A) the surviving entity or purchaser, if other than the Borrower, assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower hereunder and under any other documents entered into in connection with the Loans and (B) each such assumption is expressly evidenced by an agreement executed and delivered to the Lenders in a form reasonably satisfactory to the Administrative Agent, (ii) any Restricted Subsidiary (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary (other than the Borrower), (iii) any Restricted Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of all or any portion of its assets to the Borrower or to another Restricted Subsidiary and (iv) any Restricted Subsidiary (other than the Borrower) may liquidate, dissolve or be transferred, sold or otherwise disposed of if the MLP determines in good faith that such liquidation, dissolution, transfer, sale or disposition is in the best interests of the MLP and is not materially disadvantageous to the Lenders (but the foregoing is subject to the restrictions and limitations on the sale, transfer, lease or other disposition of all or substantially all of such Restricted Subsidiary’s assets, or all or substantially all of the stock of any of its Restricted Subsidiaries as described above); provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)         It will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by it and its Restricted Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

Section 6.04     Investments, Loans, Advances, Guarantees and Acquisitions.  It will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Investment in or Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)          Permitted Investments;

(b)          Investments by the MLP and any Restricted Subsidiary in the Equity Interests of any Restricted Subsidiary;

(c)         loans or advances made by the MLP to any Restricted Subsidiary and made by any Restricted Subsidiary to the MLP or any other Restricted Subsidiary;

(d)          Guarantees constituting Indebtedness permitted by Section 6.01;

(e)          [Reserved].

(f)          the purchase or other acquisition by the MLP or a Restricted Subsidiary of the assets of another Person constituting all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person, or the purchase or other acquisition by the MLP or a Restricted Subsidiary of all or substantially all of the Equity Interests in any Person, that immediately upon the consummation thereof, will be a Restricted Subsidiary (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement); provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance;

(g)         Investments in Joint Venture Interests and Unrestricted Subsidiaries; provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance;

(h)         Investments in Swap Agreements other than Permitted Swap Agreements; provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance; provided further that the aggregate amount of Investments made pursuant to this clause (h) shall not exceed $100,000,000 in the aggregate at any time;

(i)          Guarantees of obligations not constituting Indebtedness of Restricted Subsidiaries;

(j)          the acquisition by the Borrower of any Go-Zone Bonds that are acquired by the Borrower after such Go-Zone Bonds have failed to be remarketed or sold pursuant to the terms of the applicable Go-Zone Bond Indenture; provided that (i) the aggregate stated principal amount of all such Go-Zone Bonds owned by the Borrower pursuant this clause (j) shall not exceed $400,000,000 at any time and (ii) if any Go-Zone Bonds acquired by the Borrower and its Subsidiaries pursuant to this clause (j) are subsequently remarketed or sold, the Borrower shall, within three Business Days after the date on which the Borrower receives cash proceeds from such remarketing or sale, prepay the Loans in an aggregate principal amount not less than 100% of the amount of such cash proceeds received;

(k)         other Investments of the MLP, the Borrower or any other Loan Party not to exceed $10,000,000 in the aggregate at any time outstanding; and

(l)          Guarantees of obligations of Unrestricted Subsidiaries in the ordinary course of business (not constituting Indebtedness); provided that the maximum amount Guaranteed under all such Guarantees pursuant to this Section 6.04(l) shall not exceed $20,000,000 at any time.

Section 6.05        Swap Agreements.  It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, (b) other Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which it or any of its subsidiaries is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes (the Swap Agreements in clauses (a) and (b), collectively the “Permitted Swap Agreements”) or (c) Swap Agreements other than Permitted Swap Agreements to the extent permitted by Section 6.04(h).

Section 6.06        Restricted Payments.  It will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Subsidiary may declare and pay dividends or other distributions (in cash, or solely with respect to Wholly-Owned Subsidiaries, in cash, securities or other property) ratably with respect to its Equity Interests and (b) as long as no Default has occurred and is continuing or would result therefrom, the MLP may make Restricted Payments in accordance with the terms of the Partnership Agreement (MLP).

Section 6.07       Transactions with Affiliates.  It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in each case, involving aggregate payments or consideration in excess of $1,000,000, except (a) at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among it and its Wholly-Owned Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) pursuant to the agreements listed on Schedule 6.07, which agreements are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties and (e) sales or discounts of any of its accounts receivables in connection with any accounts receivables securitization or financing, but only to the extent the same is otherwise permitted hereunder.

Section 6.08       Restrictive Agreements.  It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the MLP or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by any Hybrid Equity Securities that by their terms are expressly subordinated in right of payment to any MLP Obligations during any period in which the issuer thereof has elected to defer interest thereon in accordance with the terms of such Hybrid Equity Securities, provided that in no event shall any such agreement or arrangement prohibit or restrict or impose any condition upon the ability of (A) any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests directly owned by the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries, (B) any Restricted Subsidiary to make or repay loans or advances to the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries or (C) the Borrower or any Guarantor from making any payments of principal, interest or other amounts owing hereunder or under any other Loan Document (including the MLP Obligations) or guaranteeing any of the MLP Obligations, (iii) the foregoing shall not apply to restrictions and conditions (x) existing on the date of this Agreement identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition so as to cause such restriction or condition to be more restrictive than the restriction or condition in existence on the date of this Agreement) or (y) arising or agreed to after the date of this Agreement; provided that such restrictions or conditions arising or agreed to after the date of this Agreement are not more restrictive than the restrictions and conditions existing on the date of this Agreement, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vii) clause (a) of the foregoing shall not apply to any prohibitions or restrictions on the Borrower, any Restricted Subsidiary or any Securitization Entity pursuant to a Securitization Transaction permitted hereunder.

Section 6.09       Limitation on Modifications of Other Agreements.  It will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change, or consent to any amendment, modification or change to, any of the terms of, the Partnership Agreement (MLP) (a) in any manner relating to the Series D Preferred Units, to the extent that such amendment, modification or change is adverse to the Lenders in any material respect (it being agreed that any change to the terms of the Series D Preferred Units resulting in the Series D Preferred Units ceasing to have at least 50% equity credit from at least two Nationally Recognized Statistical Rating Organizations (NRSROs) shall be deemed to be materially adverse to the Lenders) or (b) in any manner not relating to the Series D Preferred Units, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.10        Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)         Unless designated as an Unrestricted Subsidiary on Schedule 3.12 as of the date hereof or thereafter, assuming compliance with Section 6.10(b), any Person that becomes a Subsidiary of the MLP or any Restricted Subsidiary shall be classified as a Restricted Subsidiary.

(b)        The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary (other than the Borrower or any Guarantor), as an Unrestricted Subsidiary if:  (i) prior, and after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the MLP’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 6.04(g).  Except as provided in this Section 6.10(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)      The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation:  (i) the representations and warranties of the MLP and the Borrower contained in each of the Loan Documents are true and correct on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the MLP and the Borrower complies with the requirements of Section 5.10.  Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the MLP’s direct and indirect ownership interest in such Subsidiary or the amount of the MLP’s cash investment previously made for purposes of the limitation on Investments under Section 6.04(g).

(d)        Notwithstanding the foregoing or anything to the contrary contained herein, for the purposes of this Agreement the Borrower and each Guarantor is a Restricted Subsidiary of the MLP and may not be an Unrestricted Subsidiary.

(e)      The Borrower shall notify the Administrative Agent in writing promptly upon any Subsidiary becoming a Material Subsidiary.

Section 6.11        Financial Condition Covenant.  The MLP will not permit, as of the last day of each Rolling Period (beginning the Rolling Period ending December 31, 2021), its Consolidated Debt Coverage Ratio to be in excess of 5.00 to 1.00.

Section 6.12        Consolidated Interest Coverage Ratio.  The MLP will not permit, as of the last day of each Rolling Period (beginning the Rolling Period ending December 31, 2021), the Consolidated Interest Coverage Ratio for the Rolling Period ending on such day, to be less than 1.75 to 1.00.

Section 6.13        Limitation on Series D Preferred Unit Issuances.  Without the prior written consent of the Required Lenders, the MLP will not issue any Series D Preferred Units.

ARTICLE VII
Events of Default

From (and including) the Effective Date, if any of the following events (“Events of Default”) shall occur:

(a)       the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower, the MLP or any of their Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        the MLP or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), (c), or (e), Section 5.03 (with respect to the MLP’s or the Borrower’s existence), Section 5.08, Section 5.11 or in Article VI;

(e)         the MLP, the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)         the MLP or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness; or a default shall occur in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

(g)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)         the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)        the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)         one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 and that are not covered by insurance shall be rendered against the MLP, any Restricted Subsidiary, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the MLP or any Restricted Subsidiary to enforce any such judgment;

(k)        an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)         the MLP or any Subsidiary shall incur an Environmental Liability or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect;

(m)       the MLP shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (X) those incidental to its ownership of the limited partner interests in the Borrower or of Equity Interests in other Wholly-Owned Subsidiaries and (Y) the incurrence and maintenance of Indebtedness or (ii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents), other than (A) the limited partner interests in the Borrower, (B) ownership interests of a Subsidiary, (C) ownership interests in other subsidiaries not Subsidiaries of the Borrower, (D) cash received in connection with dividends made by the Borrower in accordance with Section 6.06(b) pending application to the holders of the Units and the General Partner Interest, (E) cash received in connection with the incurrence of Indebtedness and (F) cash received in connection with dividends made by other subsidiaries;

(n)         this Agreement or the Subsidiary Guaranty after delivery thereof shall for any reason, except to the extent permitted by the terms hereof or thereof (or as waived by the Lenders in accordance with Section 10.02), ceases to be valid, binding and enforceable in accordance with its terms against the Borrower, the MLP or a Guarantor party thereto or shall be repudiated by any of them, or the Borrower, the MLP or any Guarantor shall so state in writing;

(o)          a Change in Control shall occur; or

(p)         if the Borrower used the Available Cash Netting Amount to reduce Consolidated Debt in testing compliance with Section 6.11 as of the last day of any Rolling Period, the MLP or any of its Restricted Subsidiaries shall have failed to Redeem the Specified Redemption Indebtedness applicable to such Available Cash Netting Amount during the Specified Redemption Period, in an aggregate principal amount equal to at least the Available Cash Netting Amount applied to reduce Consolidated Debt as of such day.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
MLP Guarantee

Section 8.01        MLP Guarantee.

(a)        The MLP, to the maximum extent permitted by applicable law, (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Guaranteed Creditors and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and (ii) indemnifies and holds harmless each Guaranteed Creditor from, and agrees to pay to such Guaranteed Creditor, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Guaranteed Creditor in enforcing any of its rights under the guarantee contained in this Section 8.01.  The MLP agrees that notwithstanding any stay, injunction or other prohibition preventing the payment by the Borrower of all or any portion of the Borrower Obligations and notwithstanding that all or any portion of the Borrower Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, to the maximum extent permitted by applicable law, such Borrower Obligations shall nevertheless be due and payable by the MLP for the purposes of this guarantee at the time such Borrower Obligations would by payable by the Borrower under the provisions of this Agreement.  Notwithstanding the foregoing, any enforcement of this guarantee with respect to the rights of any Guaranteed Creditor shall be accomplished by the Administrative Agent acting on behalf of such Guaranteed Creditor.  The guarantee contained in this Section 8.01 is a guarantee of payment and not collection, and the liability of the MLP is primary and not secondary.  Anything to the contrary notwithstanding, the maximum liability of the MLP under the guarantee provided for in this Article VIII shall in no event exceed the amount which can be guaranteed by the MLP under applicable federal and state laws relating to insolvency of debtors (after giving effect to any right of contribution provided for herein or in any other Loan Document).

(b)        The MLP agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to the MLP.  The guarantee contained in this Section 8.01 is a continuing guarantee and shall remain in full force and effect until all the Borrower Obligations and the obligations of the MLP under the guarantee contained in this Section 8.01 shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Borrower Obligations.

(c)        No payment made by the Borrower, the MLP, any other guarantor or any other Person or received or collected by any Guaranteed Creditor from the Borrower, the MLP, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the MLP hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower or MLP in respect of the Borrower Obligations or any payment received or collected from the Borrower or MLP in respect of the Borrower Obligations), remain liable for the Borrower Obligations until, subject to Section 8.05, the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the Commitments are terminated.

Section 8.02        Subrogation.  The MLP shall be subrogated to all the rights of any Guaranteed Creditor against the Borrower in respect of any amounts paid by the MLP pursuant to the provisions of the guarantee contained in Section 8.01; provided, however, that the MLP shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of the Borrower Obligations, nor shall the MLP seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor (or any other guarantor) in respect of payments made by the MLP hereunder, until all of the Borrower Obligations and the Guarantees thereof shall have been indefeasibly paid in full in cash or discharged.  A director, officer, employee or stockholder, as such, of the MLP shall not have any liability for any obligations of the MLP under the guarantee contained in Section 8.01 or any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.03        Amendments, Etc. with respect to the Borrower Obligations.  The MLP shall remain obligated hereunder notwithstanding that, without any reservation of rights against the MLP and without notice to or further assent by the MLP, any demand for payment of any of the Borrower Obligations made by any Guaranteed Creditor may be rescinded by such Guaranteed Creditor and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Creditor, and any Loan Document and any other document executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.  Except as required by applicable law, no Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in Section 8.01 or any property subject thereto.

Section 8.04      Guarantee Absolute and Unconditional.  To the fullest extent permitted by applicable law, the MLP hereby (a) waives diligence, presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Borrower or the MLP, and all demands and notices whatsoever, (b) acknowledges that any agreement, instrument or document evidencing the MLP Obligations may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the MLP Obligations without notice to them and (c) covenants that the MLP Obligations will not be discharged except by complete performance thereof.  The MLP further agrees that to the fullest extent permitted by applicable law, if at any time all or any part of any payment theretofore applied by any Person to any of the MLP Obligations is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the MLP, such MLP Obligations shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the MLP Obligations shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

To the fullest extent permitted by applicable law, the obligations of the MLP under this guarantee shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Borrower or the MLP contained in any of the Borrower Obligations or this Agreement, (ii) any impairment, modification, release or limitation of the liability of the Borrower, the MLP or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Borrower or the MLP of any rights or remedies under any of the Borrower Obligations or this Agreement or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of the Borrower Obligations, including all or any part of the rights of the Borrower or the MLP under this Agreement, (v) the extension of the time for payment by the Borrower or the MLP of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of the Borrower Obligations or this Agreement or of the time for performance by the Borrower or the MLP of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Borrower or the MLP set forth in this Agreement, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Borrower or any of the MLP or any of their respective assets, or the disaffirmance of any of the Borrower Obligations, or this Agreement in any such proceeding, (viii) the release or discharge of the Borrower or the MLP from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of the Borrower Obligations or this Agreement, (x) any change in the name, business, capital structure, corporate existence, or ownership of the Borrower or the MLP or any other person or entity liable on the obligations guaranteed hereby, (xi) the existence of any collateral or other guaranty, or any exchange, release or non-perfection of any collateral or other guaranty, or (xii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety or the MLP.

Section 8.05       Reinstatement.  To the maximum extent permitted by applicable law, the guarantee contained in Section 8.01 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the MLP, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the MLP or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 8.06        Payments.  The MLP hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in Dollars at the Administrative Agent’s payment office at the address provided in Section 10.01 of this Agreement.

ARTICLE IX
The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a Lender and a commercial bank with an office in New York, New York and having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the MLP, the Borrower and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Co-Syndication Agents, the Co-Documentation Agents or the Arrangers shall have any duties, responsibilities or liabilities under this Agreement or the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE X
Miscellaneous

Section 10.01      Notices.

(a)       Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to the Borrower or the MLP, to it at 19003 IH-10 West, San Antonio, Texas 78257, Attention of Executive Vice President and Chief Financial Officer (Telecopy No. (210) 918-5596);

(ii)          If to the Administrative Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention of:  Syndication Agency Services
Telephone No.:  (704) 590-2706
Facsimile No.:  (844) 879-5899
Email: Agencyservices.requests@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association
1000 Louisiana Street, 12th Floor
Houston, Texas 77002
Attention of: Borden Tennant, Vice President
Telephone No.: (713) 319-1853
Facsimile No.:  (713) 319-1053
E-mail: Borden.Tennant@wellsfargo.com

(iii)         If to Wells Fargo Bank, National Bank in its capacity as Issuing Bank:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention of:  Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.:  (844) 879-5899
Email: Agencyservices.requests@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association
1000 Louisiana Street, 12th Floor
Houston, Texas 77002
Attention of: Borden Tennant, Vice President
Telephone No.: (713) 319-1853
Facsimile No.:  (713) 319-1053
E-mail: Borden.Tennant@wellsfargo.com

(iv)         if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)         Electronic Systems.

(i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)       Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 10.02      Waivers; Amendments.

(a)       No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (a) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)       Subject to Section 2.12(b) and Section 2.12(c), neither this Agreement nor the Subsidiary Guaranty nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein) except pursuant to an agreement or agreements in writing entered into by the Borrower, the MLP and the Required Lenders or by the Borrower, the MLP and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the currency of any Loan, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 2.19, Section 4.01, Article VIII or release the MLP from its obligations hereunder or release any other Guarantor from a Subsidiary Guaranty (except as expressly set forth in the Subsidiary Guaranty) without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

Section 10.03      Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and each Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d)      To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)         All amounts due under this Section shall be payable not later than 5 Business Days after written demand therefor.

Section 10.04      Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 10.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the MLP, the Borrower, their respective Subsidiaries or any of their respective Affiliates or any natural person or a Defaulting Lender or its Lender Parent) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)        the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)        the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and

(C)         each Issuing Bank.

(ii)          Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C)        the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(iv)        The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), Section 2.05(b), Section 2.16(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)         Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than the MLP, the Borrower, their respective Subsidiaries or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05      Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.13, Section 2.14, Section 2.15, Section 10.03 and  ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06       Counterparts; Integration; Effectiveness; Electronic Execution.

(a)         This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other required parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)        Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, the MLP or any Guarantor against any of and all the obligations of the Borrower, the MLP or such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09     Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)      The Borrower and the MLP each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)        The Borrower and the MLP each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12     Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, ratings agency, CUSIP bureau or credit insurer), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) with the consent of the Borrower or (iv) to the extent such Information (v) becomes publicly available other than as a result of a breach of this Section or (vi) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or the MLP relating to the Borrower, the MLP or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or the MLP; provided that, in the case of Information received after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13      Material Non-Public Information.

(a)       EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN Section 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)      ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.14      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.15      Reserved.

Section 10.16      USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Patriot Act.

Section 10.17      Amendment and Restatement of Existing Credit Agreement.  On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein.  This Agreement and any promissory notes issued hereunder have been given in renewal, extension, rearrangement and increase, and not in extinguishment of the obligations under the Existing Credit Agreement and the notes and other documents related thereto.  This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities.  All guarantees in respect of the Existing Credit Agreement and the obligations relating thereto are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Borrower Obligations.  None of the guarantees created pursuant to the Existing Credit Agreement are released.  The substantive rights and obligations of the parties hereto shall be governed by this Agreement, rather than the Existing Credit Agreement.  Without limitation of any of the foregoing, (a) this Agreement shall not in any way release or impair the rights, duties, Borrower Obligations (as defined in the Existing Credit Agreement) or Guarantees created pursuant to the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement), in each case to the extent in force and effect thereunder as of the Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Borrower Obligations and Guarantees are assumed, ratified and affirmed by the Loan Parties; (b) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other Loan Documents (as defined in the Existing Credit Agreement) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, each Issuing Bank, the Arrangers, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) at any time prior to the Effective Date; (c) the Borrower Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Borrower Obligations or any of the other rights, duties and obligations of the parties hereunder, and the terms “Borrower Obligations”, “Guarantor Obligations” or similar terms as such terms are used in the Loan Documents shall include the Borrower Obligations as increased, amended and restated under this Agreement; (d) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent or any Issuing Bank (as defined therein) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement, default or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement, default or obligation is no longer set forth herein or is modified hereby; (e) any and all references to the Existing Credit Agreement in the Subsidiary Guaranty or other Loan Document shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Subsidiary Guaranty or Loan Documents in any the Subsidiary Guaranty or any other Loan Documents shall be deemed a reference to the Subsidiary Guaranty or Loan Documents under the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; (f) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower and the MLP prior to the Effective Date; and (g) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement).  The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date.

Section 10.18      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the Applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.19      No Fiduciary Duty, etc.  Each of the Borrower and the MLP acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower and the MLP with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or the MLP or any other Person.  Each of the Borrower and the MLP agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, each of the Borrower and the MLP acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Each of the Borrower and the MLP shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower or the MLP with respect thereto.

Each of the Borrower and the MLP further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, the MLP and their Affiliates and other companies with which the Borrower, the MLP and their Affiliates may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each of the Borrower and the MLP acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower, the MLP or their Affiliates may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from the Borrower, the MLP or their Affiliates by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower, the MLP or their Affiliates in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  Each of the Borrower and the MLP also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, the MLP and their Affiliates, confidential information obtained from other companies.

Section 10.20       Erroneous Payments.

(a)        Each Lender, each Issuing Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or an Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.20(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)        Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)        In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)         Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.20 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Borrower Obligations or any other obligations owed by the Borrower or any other Loan Party hereunder or under any other Loan Document, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Borrower Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Borrower Obligations, the Borrower Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)          Each party’s obligations under this Section 10.20 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)         Nothing in this Section 10.20 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Section 10.21      Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NUSTAR LOGISTICS, L.P.

By:	NuStar GP, Inc., its General Partner

	By:	/s/ Christopher C. Russel
	Name:	Christopher C. Russel
	Title:	Vice President and Treasurer

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its General Partner

By:	NuStar GP, LLC, its General Partner

	By:	/s/ Christopher C. Russel
	Name:	Christopher C. Russel
	Title:	Vice President and Treasurer

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Borden Tennant
Name:	Borden Tennant
Title:	Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

MIZUHO BANK, LTD., as a Lender and an Issuing Bank

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Authorized Signatory

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ Daniel Scherling
Name:	Daniel Scherling
Title:	Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

TRUIST BANK, as a Lender and an Issuing Bank

By:	/s/ Samantha Sanford
Name:	Samantha Sanford
Title:	Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:	/s/ Tommy Nguyen
Name:	Tommy Nguyen
Title:	Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

MUFG BANK, LTD., FORMERLY KNOWN AS THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender and an Issuing Bank

By:	/s/ Todd Vaubel
Name:	Todd Vaubel
Title:	Director

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Mallory
Name:	Craig Mallory
Title:	Director

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Michael Sharp
Name:	Michael Sharp
Title:	Authorized Signatory

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender and an Issuing Bank

By:	/s/ Jeffrey Cobb
Name:	Jeffrey Cobb
Title:	Director

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Prigge
Name:	John Prigge
Title:	Senior Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender and an Issuing Bank

By:	/s/ Joe Lattanzi
Name:	Joe Lattanzi
Title:	Managing Director

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ Gabriel Juarez
Name:	Gabriel Juarez
Title:	Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

COMERICA BANK, as a Lender

By:	/s/ John Smithson
Name:	John Smithson
Title:	Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

FROST BANK, as a Lender

By:	/s/ Philip R. Rosenfeld
Name:	Philip R. Rosenfeld
Title:	Senior Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender and an Issuing Bank

By:	/s/ Michael Borowiecki
Name:	Michael Borowiecki
Title:	Authorized Signatory

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

REGIONS BANK, as a Lender

By:	/s/ Katie Hammons
Name:	Katie Hammons
Title:	Vice President

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED 5-YEAR REVOLVING CREDIT AGREEMENT

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement: The Second Amended and Restated 5-Year Revolving Credit Agreement dated as of January 28, 2022 among NuStar Logistics, L.P., NuStar Energy L.P., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

1 Select as applicable.

Exhibit A - 1

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2

[Consented to and][1] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

[Consented to:][2]

[NAME OF RELEVANT PARTY]

By
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Banks) is required by the terms of the Credit Agreement.

Exhibit A - 3

ANNEX 1

[__________________]5

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1        Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document6, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2        Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender7, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.        General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

5 Describe Credit Agreement at option of Administrative Agent.
6 The term “Loan Document” should be conformed to that used in the Credit Agreement.
7 The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Exhibit A - 4

EXHIBIT B

[RESERVED]

Exhibit B - 1

EXHIBIT C-1

[RESERVED]

Exhibit C-1 - 1

EXHIBIT C-2

[RESERVED]

Exhibit C-2 - 1

EXHIBIT D

[FORM OF]

SECOND AMENDED AND RESTATED

SUBSIDIARY GUARANTY AGREEMENT

made by

EACH OF THE GUARANTORS (as defined herein)

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of [  ], 2022

Exhibit D - 1

SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT, dated as of January 28, 2022, made by the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors” and each a “Guarantor”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), for the benefit of the banks and other financial institutions or entities (the “Lenders”) parties to the Second Amended and Restated 5-Year Revolving Credit Agreement, dated as of January 28, 2022 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership (the “MLP”), the Lenders, the Administrative Agent, and the other agents party thereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the MLP, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, are parties to that certain Amended and Restated 5-Year Revolving Credit Agreement, dated as of October 29, 2014 (as heretofore amended, modified or supplemented through the Tenth Amendment, the “Existing Credit Agreement”).

WHEREAS, the guarantors party thereto entered into that certain Amended and Restated Subsidiary Guaranty Agreement, dated as of October 29, 2014, in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Replaced Administrative Agent”), to guarantee the “Borrower Obligations” under the Credit Agreement (as heretofore amended, modified or supplemented, the “Existing Subsidiary Guaranty Agreement”).

WHEREAS, pursuant to the Tenth Amendment, the Borrower, the MLP, the Lenders and the Administrative Agent amended the Existing Credit Agreement to, among other things, remove the Replaced Administrative Agent as “Administrative Agent” under the Credit Agreement and the other Loan Documents and appoint Wells Fargo Bank, National Association as “Administrative Agent” for all purposes under the Credit Agreement and the other Loan Documents.

WHEREAS, on even date herewith, the Borrower, MLP the Lenders and the Administrative Agent are amending and restating the Existing Credit Agreement by executing and delivering the Credit Agreement, pursuant to which, upon the terms and conditions stated therein, the Lenders have agreed to make loans and other extensions of credit to the Borrower.

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement may be or have been used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders, which amends and restates the Existing Subsidiary Guaranty Agreement on the term and conditions stated herein; and

Exhibit D - 2

WHEREAS, it is a condition subsequent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that certain subsidiaries of the MLP shall from time to time become parties to this Agreement as Guarantors by executing and delivering an Assumption Agreement, in the form attached hereto as Annex 1, to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to continue their respective extensions of credit to the Borrower under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

SECTION 1.  DEFINED TERMS

1.1          Definitions.

(a)          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)          The following terms shall have the following meanings:

“Agreement”:  means this Second Amended and Restated Subsidiary Guaranty Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”:  means the collective reference to all obligations, liabilities and indebtedness (including all Indebtedness) owing by the Borrower pursuant to the Credit Agreement, including, without limitation, the unpaid principal of and interest on the Loans and LC Disbursements and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Disbursements and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, any Issuing Bank or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, any Letter of Credit or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Issuing Banks or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Guarantor Obligations”:  means with respect to any Guarantor, the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”:  means the collective reference to each Guarantor party to this Agreement.

“Obligations”:  means in the case of each Guarantor, its Guarantor Obligations.

Exhibit D - 3

“Solvent”: means with respect to each Guarantor as of any date, that (a) the value of the assets of such Guarantor (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Guarantor as of such date, (b) as of such date, such Guarantor is able to pay all of its liabilities as such liabilities mature and (c) as of such date, such Guarantor does not have unreasonably small capital given the nature of its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

1.2          Other Definitional Provisions.

(a)          The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified.

(b)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)          A reference to any Person hereunder shall be deemed to include a reference to such Person’s successor’s, endorsees, transferees and assigns.

SECTION 2.  GUARANTEE

2.1          Guarantee.

(a)        Each of the Guarantors hereby, jointly and severally, (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and (ii) indemnifies and holds harmless the Administrative Agent and each Lender from, and agrees to pay to the Administrative Agent and each Lender, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or such Lender in enforcing any of its rights under this Agreement.  The guarantee in this Section 2.1 is a continuing guarantee, and shall apply to all Obligations owing at any time whenever arising or incurred and shall remain in full force and effect until the Obligations have been indefeasibly paid in full in cash.  Each Guarantor agrees that notwithstanding any stay, injunction or other prohibition preventing the payment by the Borrower of all or any portion of the Borrower Obligations and notwithstanding that all or any portion of the Borrower Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, such Borrower Obligations shall nevertheless be due and payable by such Guarantor for the purposes of this Agreement at the time such Borrower Obligations would by payable by the Borrower under the provisions of the Credit Agreement.  Notwithstanding the foregoing, any enforcement of this Agreement with respect to the rights of any Lender may be accomplished by the Administrative Agent acting on behalf of such Lender.

(b)       Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)          Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

Exhibit D - 4

(d)       The guarantee contained in this Section 2.1 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 shall have been satisfied by indefeasible payment in full in cash, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e)          No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until, subject to Section 2.6, the Borrower Obligations are indefeasibly paid in full in cash, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2         Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3         No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor (or any other guarantor) or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor (or any other guarantor) in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are indefeasibly paid in full in cash, no Letter of Credit shall be outstanding and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4         Amendments, Etc. with respect to the Borrower Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

Exhibit D - 5

2.5          Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent  and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment, notice of intent to accelerate, notice of acceleration and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent  or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent  or any Lender, (c) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Borrower Obligation, security, Person or otherwise, (d) any modification or amendment of or supplement to the Borrower Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder, (e) any release, non-perfection or invalidity of any direct or indirect security for any Borrower Obligation, (f) any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of the Borrower or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Person or its assets, (g) any limitation, postponement, prohibition, subordination or other restriction on the rights of the Administrative Agent or the Lenders to payment of the Borrower Obligations, (h) any release, substitution or addition of any cosigner, endorser or other guarantor of the Borrower Obligations, (i) any defense arising by reason of any failure of the Borrower to make any presentment, demand for performance, notice of non-performance, protest, notice of intent to accelerate, notice of acceleration and any other notice, including notice of all of the following:  acceptance of this Agreement, partial payment or non-payment of all or any part of the Borrower Obligations and the existence, creation, or incurring of new or additional Borrower Obligations, (j) any defense arising by reason of any failure of the Administrative Agent to proceed against the Borrower or any other Person, to proceed against, apply or exhaust any security held from the Borrower or any other Person for the Borrower Obligations, to proceed against, apply or exhaust any security held from any Guarantor or any other Person for this Agreement or to pursue any other remedy in the power of the Administrative Agent or the Lenders whatsoever, (k) any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation, (l) any defense arising by reason of any incapacity, lack of authority, or other defense of the Borrower or any other Person, or by reason of any limitation, postponement, prohibition on the Administrative Agent’s or the Lenders’ right to payment of the Borrower Obligations or any part thereof, or by reason of the cessation from any cause whatsoever of the liability of the Borrower or any other Person with respect to all or any part of the Borrower Obligations, or by reason of any act or omission of the Administrative Agent or the Lenders which directly or indirectly results in the discharge or release of the Borrower or any other Person of all or any part of the Borrower Obligations or any security or guarantee therefore, whether by contract, operation of law or otherwise, (m) any defense arising by failure by the Administrative Agent or the Lenders to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of the Borrower or any other Person, or by reason of any interest of the Borrower in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Borrower of any right to recourse or collateral, (n) any defense arising by reason of the failure of the Borrower to marshal any assets, (o) any defense based upon any failure of the Administrative Agent or any Lender to give to the Borrower or any Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Administrative Agent or any Lender to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure of the Administrative Agent or any Lender to dispose of any such property in a commercially reasonable manner, (p) any dealing whatsoever with the Borrower or other Person or any security, whether negligently or not, or any failure to do so, (q) any defense based upon or arising out any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower or any other Person, including any discharge of, or bar against collecting, any of the Borrower Obligations, in or as a result of any such proceeding, (r) or any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender, any Guarantor or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge, limitation or reduction of such Guarantor’s obligations hereunder (other than the indefeasible payment in full in cash of all of the Borrower Obligations).  The foregoing provisions apply (and the foregoing waivers will be effective) even if the effect of any action (or failure to take any action) by the Administrative Agent or any Lender is to destroy or diminish a Guarantor’s subrogation rights, such Guarantor’s right to proceed against the Borrower for reimbursement, such Guarantor’s right to recover contribution from any other Guarantor or any other right or remedy.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Exhibit D - 6

2.6          Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7          Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in Dollars to an account specified by the Administrative Agent.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

3.1          Representations in Credit Agreement.  In the case of each Guarantor, the representations and warranties relating to subsidiaries of the Borrower and the MLP set forth in Article III of the Credit Agreement, each of which is hereby incorporated herein by reference and shall apply mutatis mutandis, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein.  Each Guarantor also represents and warrants that it is Solvent and that it is a Subsidiary of the MLP.

SECTION 4.  COVENANTS

Each Guarantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been indefeasibly paid in full in cash, no Letter of Credit shall be outstanding and the Commitments shall have terminated, in the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

SECTION 5.  THE ADMINISTRATIVE AGENT

5.1          Authority of Administrative Agent.  Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 6.  MISCELLANEOUS

6.1          Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.02 of the Credit Agreement.

6.2          Notices.  All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Exhibit D - 7

6.3        No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 6.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

6.4          Enforcement Expenses; Indemnification.

(a)          Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)        Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the same extent the Borrower would be required to do so pursuant to Section 10.03 of the Credit Agreement.

(c)        The agreements in this Section 6.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

6.5         Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

6.6        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

6.7        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8          Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein.

Exhibit D - 8

6.9        GOVERNING LAW.  THIS  AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

6.10        Submission to Jurisdiction; Waivers.  Each Guarantor hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 6.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 6.10 any special, exemplary, punitive or consequential damages.

6.11        Acknowledgments.  Each Guarantor hereby acknowledges that:

(a)         it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)          neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or the relationship between the Administrative Agent and Lenders, on one hand, and the Guarantors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

6.12       WAIVERS OF JURY TRIAL.  EACH GUARANTOR, AND THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Exhibit D - 9

6.13       Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

6.14        Additional Guarantors.  Each Subsidiary of the MLP that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a party hereto and a Guarantor hereunder for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

6.15       Release of Guarantors.  At the request and sole expense of the Borrower and the MLP:  any Subsidiary of the MLP that is a Guarantor shall be released from its obligations hereunder in the event that (a) all of the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or (b) such Subsidiary does not guarantee any obligations of the MLP or any of its Subsidiaries under any Covered Material Indebtedness (including the Indenture), or any such Subsidiary is to be released from such guarantee of such Covered Material Indebtedness immediately following such Subsidiary’s release from its obligations hereunder, provided that the Borrower and the MLP shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request of a Responsible Officer of each of the Borrower and the MLP for release identifying the relevant Guarantor and the terms of the sale or other disposition or release from such guaranty, as the case may be, in reasonable detail, together with a certification by the Borrower and the MLP that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that at the time of such release, after giving effect to any other Subsidiary of the MLP becoming a party hereto, the Borrower and the MLP are in compliance with Section 5.11 of the Credit Agreement and no Event of Default exists or would exist as a result of such release; provided further that if such Subsidiary is not released from such guarantee of such Covered Material Indebtedness within five (5) days of such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall immediately become a party to the Subsidiary Guaranty.

6.16        Limitation of Liability.  Neither the General Partner nor the general partner(s) of the MLP shall be liable for (c) the obligations of the Borrower under this Agreement or (d) the obligations of the MLP under this Agreement, including in each case, without limitation, by reason of any payment obligation imposed by governing state partnership statutes and any provision of the applicable limited partnership agreement of the Borrower or the MLP that requires such General Partner or general partner(s), as the case may be, to restore a capital account deficit.

6.17       Existing Subsidiary Guaranty Agreement.  This Agreement amends and restates in its entirety the Existing Subsidiary Guaranty Agreement. The Credit Agreement and any promissory notes issued in connection therewith have been given in renewal, extension, rearrangement and increase, and not in extinguishment of the obligations under the Existing Credit Agreement and the notes and other documents related thereto.  All guarantees in respect of the Existing Credit Agreement and the obligations relating thereto, including the guarantees of the Existing Subsidiary Guaranty Agreement are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Obligations, in addition to and cumulative of the guarantees of this Agreement.

[Signature page follows.]

Exhibit D - 10

IN WITNESS WHEREOF, each of the undersigned has caused this Second Amended and Restated Subsidiary Guaranty Agreement to be duly executed and delivered as of the date first above written.

Guarantor
By:	[	]
Title:

[Guarantor]

By:	[	]
Title:

Exhibit D - 11

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Guarantors          Address

Exhibit D - 12

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Second Amended and Restated Subsidiary Guaranty Agreement dated as of [   ], 2022, (the “Subsidiary Guaranty Agreement”), made by the Guarantors parties thereto in favor of Wells Fargo Bank, National Association, as Administrative Agent, for the benefit of the Lenders.  The undersigned agrees for the benefit of the Administrative Agent and the Lenders the undersigned will be bound by the terms of the Subsidiary Guaranty Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

[	]

By:	[	]
Title:

Address for Notices:

Exhibit D - 13

Annex 1 to
Subsidiary Guaranty Agreement

ASSUMPTION AGREEMENT, dated as of [________________], [20_], by [_________________________________________], a [______________________] corporation (the “Additional Guarantor”), in favor of Wells Fargo Bank, National Association, as Administrative Agent  (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership (the “MLP”), the Lenders and the Administrative Agent have entered into a Second Amended and Restated 5-Year Revolving Credit Agreement dated as of January 28, 2022  (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain subsidiaries of the MLP (other than the Additional Guarantor) have entered into the Second Amended and Restated Subsidiary Guaranty Agreement, dated as of [  ], 2022 (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”) in favor of the Administrative Agent for the benefit of the Lenders:

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Subsidiary Guaranty Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Subsidiary Guaranty Agreement;

NOW, THEREFORE, IT IS AGREED:

1.          Subsidiary Guaranty Agreement.  By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 6.14 of the Subsidiary Guaranty Agreement, hereby becomes a party to the Subsidiary Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.  The information set forth in Annex l-A hereto is hereby added to the information set forth in Schedule 1 to the Subsidiary Guaranty Agreement.  The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Subsidiary Guaranty Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.          GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

Exhibit D - 14

[ADDITIONAL GUARANTOR]

By:	[ ]
Name:
Title:

Exhibit D - 15

EXHIBIT E-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

          Reference is hereby made to the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of January 28, 2022 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit E - 1

EXHIBIT E-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of January 28, 2022 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit E - 2

EXHIBIT E-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of January 28, 2022 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit E - 3

EXHIBIT E-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of January 28, 2022 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit E - 4

EXHIBIT F

Information Regarding Available Cash Netting Amount and Specified
Redemption Indebtedness
As of
(Millions of $)

Rolling Period Ending (1)	Revolver Borrowings Oustanding (2)	NuStar Liquidity (2)	Unrestricted Cash Balance (3)	Threshold for Cash Netting (4)	Available Cash Netting Amount Applied (5)	Specified Redemption Indebtedness (6)	Amount of Specified Redemption Indebtedness Redeemed (7)	Date of Redemption (5)

(1)	The date that is the last day of the 5 most recently ended Rolling Periods.

(2)	No Revolver borrowings can be outstanding and NuStar's Liquidity must be at least $1 billion before the Availabe Cash Netting Amount can be netted against Consolidated Debt.

(3)	As defined in Section 1.01.

(4)	Threshold is $25 million as defined in the "Available Cash Netting Amount" in Section 1.01.

(5)	The Available Cash Netting Amount applied to reduce Consolidated Debt in testing compliance with Section 6.11 as of last day of the applicable Rolling Period.

(6)	Describe the Specified Redemption Indebtedness applicable to the Available Cash Netting Amount for such Rolling Period.

(7)	The aggregate amount of the Specified Redemption Indebtedness that has been Redeemed with the Available Cash Netting Amount for such Rolling Period, if any.

(8)	Date of Redemption, if any.

SCHEDULE 2.01

Commitments

LENDER	COMMITMENT
Wells Fargo Bank, National Association	$74,000,000.00
Mizuho Bank, Ltd.	$72,000,000.00
PNC Bank, National Association	$72,000,000.00
Truist Bank	$72,000,000.00
MUFG Bank, Ltd.	$72,000,000.00
Sumitomo Mitsui Banking Corporation	$72,000,000.00
The Bank of Nova Scotia	$72,000,000.00
Bank of America, N.A.	$72,000,000.00
The Toronto-Dominion Bank, New York Branch	$72,000,000.00
Barclays Bank PLC	$60,000,000.00
Citibank, N.A.	$60,000,000.00
Royal Bank of Canada	$60,000,000.00
Regions Bank	$60,000,000.00
U.S. Bank National Association	$60,000,000.00
Comerica Bank	$30,000,000.00
Frost Bank	$20,000,000.00
TOTAL:	$1,000,000,000.00

Schedule 2.01

SCHEDULE 2.04

LC Issuance Limits

Issuing Bank	LC Issuance Limit

Wells Fargo Bank, National Association	$56,000,000

Truist Bank	$55,500,000

Mizuho Bank, Ltd.	$55,500,000

PNC Bank, National Association	$55,500,000

MUFG Bank, Ltd.	$55,500,000

Sumitomo Mitsui Banking Corporation	$55,500,000

The Bank of Nova Scotia	$55,500,000

The Toronto-Dominion Bank, New York Branch	$55,500,000

Bank of America, N.A.	$55,500,000
TOTAL:	$500,000,000

SCHEDULE 3.06

Disclosed Matters

Any other actions, suits, proceedings, claims and investigations described in NuStar Energy L.P.’s Annual Report on Form 10-K for the year ended December 31, 2020.

Schedule 3.06

SCHEDULE 3.12

Subsidiaries

Subsidiary	Jurisdiction of Formation	Restricted/ Unrestricted/Material	Ownership Percentage
Cooperatie NuStar Holdings U.A.	Netherlands	Restricted	100%
LegacyStar Services, LLC	Delaware	Restricted	100%
NS Security Services, LLC	Delaware	Restricted	100%
NuStar Energy Services, Inc.	Delaware	Restricted	100%
NuStar Finance LLC	Delaware	Restricted	100%
NuStar GP, Inc.	Delaware	Restricted	100%
NuStar GP, LLC	Delaware	Restricted	100%
NuStar GP Holdings, LLC	Delaware	Restricted	100%
NuStar Holdings B.V.	Netherlands	Restricted	100%
NuStar Internacional, S de R.L. de C.V.	Mexico	Restricted	100%
NuStar Logistics, L.P.	Delaware	Restricted – Material	100%
NuStar Permian Crude Logistics, LLC	Delaware	Restricted	100%
NuStar Permian Holdings, LLC	Delaware	Restricted	100%
NuStar Permian Transportation and Storage, LLC	Delaware	Restricted – Material	100%
NuStar Pipeline Company, LLC	Delaware	Restricted	100%
NuStar Pipeline Holding Company, LLC	Delaware	Restricted	100%
NuStar Pipeline Operating Partnership L.P.	Delaware	Restricted – Material	100%
NuStar Pipeline Partners L.P.	Delaware	Restricted	100%
NuStar Services Company LLC	Delaware	Restricted	100%
NuStar Supply & Trading LLC	Delaware	Restricted	100%
NuStar Terminals Canada Co.	Canada	Restricted	100%
NuStar Terminals Canada Holdings Co.	Canada	Restricted	100%
NuStar Terminals Canada Partnership	Canada	Restricted	100%
NuStar Terminals Corporation N.V.	Curacao	Restricted	100%
NuStar Terminals Delaware, Inc.	Delaware	Restricted	100%
NuStar Terminals International N.V.	Curacao	Restricted	100%
NuStar Terminals Operations Partnership L.P.	Delaware	Restricted	100%
NuStar Terminals Services, Inc.	Delaware	Restricted	100%
Point Tupper Marine Services Co.	Canada	Restricted	100%
Riverwalk Logistics, L.P.	Delaware	Restricted	100%
Shore Terminals LLC	Delaware	Restricted	100%
ST Linden Terminal, LLC	Delaware	Restricted	100%
Star Creek Ranch, LLC	Delaware	Restricted	100%

SCHEDULE 6.07

Affiliate Agreements

Non-Compete Agreement, dated July 19, 2006, between NuStar GP Holdings, LLC, NuStar Energy L.P., Riverwalk Logistics, L.P. and NuStar GP, LLC.

Omnibus Amendment to Employee Benefit Plans of NuStar GP, LLC Reflecting Change in Plan Sponsorship to NuStar Services Company LLC, effective as of March 1, 2016, among NuStar GP, LLC and NuStar Services Company LLC.

Assignment and Assumption Agreement dated March 1, 2016 between NuStar GP, LLC and NuStar Services Company LLC.

Schedule 3.12-Page 1

SCHEDULE 6.08

Existing Restrictions

Restrictions and conditions set forth in the following documents:

•	the Indenture;

Schedule 6.08